Exhibit 3.12

ARTICLES OF ORGANIZATION

OF

CRESCENT CITY HOSPITALS, L.L.C.

The undersigned, a person of the full age of majority acting as organizer of a limited liability company under the Louisiana Limited Liability Company Law, La. R.S. 12:1301, et. seq., does hereby form a limited liability company under such law and for such purposes does hereby adopt the following Articles of Organization:

ARTICLE 1

The name of this limited liability company shall be: Crescent City Hospitals, L.L.C.

ARTICLE 2

The object and purpose of this limited liability company shall be to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law.

ARTICLE 3

The period of duration of this limited liability company shall be perpetual, unless otherwise liquidated, dissolved, or merged as permitted by law or the Operating Agreement of this limited liability company.

ARTICLE 4

The managers shall have full authority and power to manage the business and affairs of this limited liability company. All authority, duties, obligations, powers, rights and liabilities of the managers shall be governed by the Operating Agreement of this limited liability company.

ARTICLE 5

Section 1. A member or manager of this limited liability company shall not be personally liable to this limited liability company or its members for monetary damages for breach of a fiduciary duty as a member or manager of this limited liability company, except for liability (a) for the amount of a financial benefit received by the member or manager to which he, she or it is not entitled or (b) for an intentional violation of a criminal law.

Section 2. If the Louisiana Limited Liability Company Law is hereafter amended to authorize the further elimination or limitation of the liability of members or managers of limited liability companies, then the liability of a member or manager of this limited liability company shall be limited to the fullest extent permitted by the amended state law.

Section 3. This limited liability company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by this limited liability company) by reason of the fact that he, she or it is or was a member or manager of this limited liability company to the fullest extent permitted by La. R.S. 12:1315A(2).

Section 4. If the Louisiana Limited Liability Company Law is hereafter amended to authorize the further indemnification of members or managers of limited liability companies, then this limited liability company shall indemnify its members or managers to the fullest extent permitted by the amended state law.

Section 5. Any repeal or modification of this Article 5 by the members of this limited liability company shall be prospective only and shall not adversely affect any limitation on or indemnification of the personal liability of a member or manager of this limited liability company existing at the time of such repeal or modification.

ARTICLE 6

All persons dealing with this limited liability company may rely upon a certificate of a manager of this limited liability company to establish the membership of any member, the authenticity of any records of this limited liability company or the authority of any person to act on behalf of this limited liability company.

ARTICLE 7

The full name and street address of the organizer is:

Amy Raney Yeager

1601 Elm Street, Suite 3000

Dallas, Texas 75201-4761

Thus executed on September 10, 2002.

/s/ Amy Raney Yeager
Amy Raney Yeager, Organizer

ACKNOWLEDGMENT

STATE OF TEXAS

COUNTY OF DALLAS

BE IT KNOWN, that on this 10th day of September, 2002, before me, the undersigned Notary Public, duly commissioned, qualified and sworn within and for the State and County - aforesaid, personally came and appeared Amy Raney Yeager, to me known to be the identical person who executed the above and foregoing instrument, who declared and acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that he executed the above and foregoing instrument of his own free will, as his own act and deed, for the uses, purposes and benefits therein expressed.

/s/ Amy Raney Yeager
Amy Raney Yeager, Organizer

/s/ Therese A. Bennett
Notary Public

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